Exhibit 11

KIMBALL INTERNATIONAL, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	(Unaudited)
Three Months Ended	Three Months Ended
September 30, 2004	September 30, 2003

(Amounts in Thousands, Except for per Share Data)	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends declared	$ 2,146	$ 3,937	$ 6,083	$ 2,129	$ 3,898	$ 6,027
Undistributed earnings (loss)	(382)	(686)	(1,068)	(1,064)	(1,885)	(2,949)

Net Income	$ 1,764	$ 3,251	$ 5,015	$ 1,065	$ 2,013	$ 3,078

Average Basic Shares Outstanding	13,625	24,493	38,118	13,737	24,345	38,082

Basic Earnings Per Share	$0.13	$0.13		$0.08	$0.08

Diluted Earnings Per Share:
Dividends declared and assumed dividends on dilutive shares	$ 2,146	$ 3,948	$ 6,094	$ 2,129	$ 3,901	$ 6,030
Undistributed earnings (loss)	(388)	(691)	(1,079)	(1,064)	(1,888)	(2,952)

Net Income	$ 1,758	$ 3,257	$ 5,015	$ 1,065	$ 2,013	$ 3,078

Average Diluted Shares Outstanding	13,849	24,662	38,511	13,737	24,368	38,105

Diluted Earnings Per Share	$0.13	$0.13		$0.08	$0.08

Reconciliation of Basic and Diluted EPS calculations:
Net Income used for Basic EPS calculation	$ 1,764	$ 3,251	$ 5,015	$ 1,065	$ 2,013	$ 3,078

Assumed dividends payable on dilutive shares:
Stock options	--	--	--	--	--	--
Performance share awards	--	11	11	--	3	3

Reduction of undistributed earnings - allocated based on Class A and Class B shares	(6)	(5)	(11)	--	(3)	(3)

Net Income used for Diluted EPS calculation	$ 1,758	$ 3,257	$ 5,015	$ 1,065	$ 2,013	$ 3,078

Average Shares Outstanding for Basic EPS calculation	13,625	24,493	38,118	13,737	24,345	38,082

Dilutive effect of average outstanding:
Stock options	--	--	--	--	2	2
Performance share awards	--	70	70	--	21	21
Restricted share units	224	99	323	--	--	--

Average Shares Outstanding for Diluted EPS calculation	13,849	24,662	38,511	13,737	24,368	38,105

Included in dividends declared for the basic and diluted earnings per share computation are dividends computed and accrued on unvested Class A and Class B restricted share units, which will be paid by a conversion to the equivalent value of common shares after a vesting period.

For the current year period, all 2,534,000 stock options outstanding were antidilutive and were excluded from the dilutive calculation. For the prior year period, 2,141,000 out of 2,913,000 stock options outstanding were antidilutive and were excluded from the dilutive calculation.